Exhibit 99.3

December 23, 2020

To the Board of Directors of Inspired Entertainment, Inc.

I hereby submit my resignation as a director of Inspired Entertainment, Inc., and as a member of each board committee on which I serve, effective as of the close of business on December 23, 2020.

It has been my great privilege to have served as a director of the company since 2017. I wish the company and its management and employees every measure of success.

Sincerely,

/s/ M. Alexander Hoye
M. Alexander Hoye